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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Legacy Funds Group

Address of Principal Business Office (No. & Street, City, State, Zip Code):
3435 Stelzer Road
Columbus, OH  43219

Telephone Number (including area code):  (614) 470-8000

Name and address of agent for service of process:
Karen Jacoppo-Wood, Esq.
C/0 BISYS Fund Services
60 State Street, Suite 1300
Boston, MA  02109

Copy to:
David Stephens, Esq.
Strook & Strook & Lavan LLP
180 Maiden Lane
New York, NY  10038-4989

Check Appropriate Box:

Registrant is filing a registration statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A

                   YES [X] NO [ ]

                       SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Columbus and the State of Ohio on the 2nd day of November, 2001.

                             Legacy Funds Group

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                             By /s/ Wally B. Grimm


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                             Wally B. Grimm
                             Initial Trustee

Attest: /s/ Manderley Rush
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            Manderley Rush